Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO VAN KAMPEN V.I. MID CAP GROWTH FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Life Investment Trust Mid Cap Growth Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes     Votes     Broker
Matter                                                     Votes For   Against   Abstain   Non-Votes
------                                                    ----------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization....   14,061,332   268,445   813,304       0